Exhibit 1.1
(Translation)
ARTICLES OF INCORPORATION
Chapter I. General Provisions
(Corporate name)
     Article 1. The Company shall be called NIS GROUP Kabushiki Kaisha, and the English name shall be NIS GROUP CO., LTD.
(Objectives)
     Article 2. The objectives of the Company shall be to engage in the following businesses:
(1)	Consumer credit business, enterprise credit business, and financial mediation, guarantee and agency of these;

(2)	Credit management and collection business;

(3)	The business of leasing, rental, buying and selling (including buying and selling by installments), and managing of all types of movable estate;

(4)	The buying and selling, exchange, rental, mediation, appraisement, management, possession and operation of real estate;

(5)	Civil engineering, building work and contracting business;

(6)	The buying and selling, mediation, commissioning or agency of securities;

(7)	Non-life insurance agent business, business related to the offering of life insurance, and insurance agent business based on the Automobile Liability Security Law;

(8)	Investment and management consultancy business for enterprises;

(9)	Business agency for rental contracts for corporate housing, offices and parking space and sales contracts;

(10)	The business of supplying temporary labor;

(11)	Importing and exporting products and distribution business;

(12)	Collection agency business;

(13)	Computing work agency business;

(14)	Contracting for advertising and publicity;

(15)	Factoring business;

(16)	Development and distribution of computer software;

(17)	Distribution of computers and peripheral devices;

(18)	Management and rental of sports facilities;

(19)	Office work agency business such as enterprise accounting or labor services;

(20)	Internet provider business;

(21)	Internet advertising and publicity business;

(22)	Mediation of money borrowing and lending using the Internet;

(23)	Business related to the planning and development of Internet software and the commissioning of its production, as well as consulting business related to these;

(24)	Business related to agency and contract for sales of products and services;

(25)	Business related to the planning, management and coordination of all types of events;

(26)	Business related to all types of training and courses for the acquisition of all types of licenses;

(27)	Planning and production of advertising and publicity, as well as advertising agency business;

(28)	Business of offering automobile inspection services;

(29)	Trust business;

(30)	Other businesses that a trust company is permitted to conduct under law;

(31)	Research, planning, intermediary and consulting services for M&A, alliances and transfers of businesses, etc;

(32)	Type 1 financial instruments business defined under the Financial Instruments and Exchange Law (the “FIEL”);

(33)	Type 2 financial instruments business defined under the FIEL;

(34)	Investment advisory and agency business defined under the FIEL;

(35)	Investment management business defined under the FIEL;

(36)	Financial instruments intermediation business defined under the FIEL; and

(37)	All business that is ancillary to each of the preceding items.
(Location of head office)
     Article 3. The Company shall have its head office based in Matsuyama City, Ehime Prefecture.
(Institutions)
     Article 4. In addition to the General Meeting of Shareholders and the Directors, the Company shall institute the following bodies:
(1)	Board of Directors;

(2)	Statutory Auditors;

(3)	Board of Statutory Auditors;

(4)	Accounting Auditor(s).
(Method of public announcement)
     Article 5. Public announcements of the Company shall be made electronically. However, when an accident or any other unavoidable circumstance make it impossible to rely on electronic notification, then public announcements shall be made in the Nihon Keizai Shimbun.

Chapter II. Shares
(Total number of shares to be issued)
     Article 6. The total number of shares to be issued by the Company shall be 384 million shares.
(Issuance of share certificates)
     Article 7. The Company shall issue share certificates corresponding to its shares.
(Number of shares per unit and non-issuance of shares of less than one unit)
     Article 8. The number of shares per unit of the Company shall be 100 shares.
     2. Notwithstanding the provision of the preceding article, the Company shall not issue share certificates for shares of less than one unit.
(Rights of shareholders holding shares of less than one unit)
     Article 9. Shareholders (including beneficial shareholders; the same hereafter) holding shares of less than one unit of the Company shall not be able to exercise rights other than the following in respect of their shares of less than one unit:
(1)	Rights set forth in each item of Article 189, Paragraph 2 of the Corporate Law;

(2)	Rights to make requests pursuant to the provision of Article 166, Paragraph 1 of the Corporate Law;

(3)	Rights to receive allocation of a subscription of shares and the allocation of a subscription of share warrants in accordance with the number of shares held by each shareholder.
(Custodian of the record of shareholders)
     Article 10. The Company shall establish a custodian of the record of shareholders for its shares.
     2. The custodian of the record of shareholders and its place of business shall be determined by resolution of the Board of Directors.
     3. The preparation and custody of the Company’s record of shareholders (including the beneficial shareholder record; the same hereafter), the share warrant register and the record of lost share certificates, and other business related to the Company’s record of shareholders, the share warrant register and the record of lost share certificates shall be entrusted to the custodian of the record of shareholders, and these shall not be handled by the Company.
(Share Handling Regulations)
     Article 11. The types of share certificates issued by the Company, the entry and recording of data in the Company’s record of shareholders, the share warrant register and the record of lost share certificates, other business relating to exercise of the rights of shareholders, shares and share warrants, and the commissions therefore shall be governed by the Company’s Share Handling Regulations established at a meeting of the Board of Directors as well as by laws or ordinances or these Articles of Incorporation.

Chapter III. General Meeting of Shareholders
(Convocation of General Meeting of Shareholders)
     Article 12. The Company’s Ordinary General Meeting of Shareholders shall be convened in June each year, and Extraordinary General Meetings of Shareholders shall be convened from time to time as the necessity arises.
(Record date of the Ordinary General Meeting of Shareholders)
     Article 13. The Company shall consider shareholders having voting rights who are entered or recorded in the Company’s record of shareholders at the end of March 31 of each year to be shareholders who may exercise their rights at the Ordinary General Meeting of Shareholders related to that business year.
(Authorized convocator of General Meeting of Shareholders and Chairman)
     Article 14. The General Meeting of Shareholders shall be convened by the Chairman of the Board or the President in accordance with a resolution of the Board of Directors, and he shall act as the Chairman, unless otherwise established by laws or ordinances.
     2. If an accident should befall the Chairman of the Board and the President, then the Board of Directors shall follow the order prescribed in advance, and any of the other Directors shall convene the General Meeting of Shareholders and act as the Chairman.
(Disclosure of reference materials, etc., for the General Meeting of Shareholders via the Internet and deemed provision thereof)
     Article 15. When the Company is convening a General Meeting of Shareholders, it may consider information that must be described or stated in the reference materials for the General Meeting of Shareholders, the business reports, the financial reports and the consolidated financial reports (including the accounting audit reports and the audit reports corresponding to the relevant consolidated financial reports) to have been provided to shareholders when it is disclosed over the Internet in accordance with the provisions of the Ministry of Justice ordinance.
(Resolution methods of the General Meeting of Shareholders)
     Article 16. Resolutions of a General Meeting of Shareholders shall be carried by a majority of voting rights of the shareholders in attendance who can exercise their voting rights, unless otherwise stipulated by laws or ordinances or the Articles of Incorporation.
     2. Resolutions as stipulated in Article 309, Paragraph 2 of the Corporate Law shall be carried by a vote of at least two-thirds of the voting rights of shareholders in attendance who hold at least one-third of the voting rights of the shareholders who can exercise their voting rights.
(Voting by proxy)
     Article 17. A shareholder may exercise his/her voting rights by designating one shareholder of the Company with voting rights as a proxy.
     2. A shareholder or shareholder’s proxy must submit written evidence of the proxy’s authority to the Company at each General Meeting of Shareholders.

Chapter IV. Directors and Board of Directors
(Number of Directors)
     Article 18. The Company shall have not more than 12 Directors.
(Method of electing Directors)
     Article 19. Directors shall be elected by resolution at a General Meeting of Shareholders.
     2. A resolution for the election of a Director shall be carried by a majority of the voting rights of shareholders in attendance who hold at least one-third of the voting rights of the shareholders who can exercise their voting rights.
     3. A resolution for the election of a Director shall not be by cumulative voting.
(Term of office of Directors)
     Article 20. The term of office of Directors shall expire upon the conclusion of the Ordinary General Meeting of Shareholders related to the last business year to conclude within one year of their election.
(Notification of convocation of a meeting of the Board of Directors)
     Article 21. Notification of the convening of a meeting of the Board of Directors shall be issued to each Director and each Statutory Auditor at least two (2) days prior to the meeting date. However, when there is an urgent need, this period may be shortened.
     2. With the consent of all of the Directors and Statutory Auditors, a meeting of the Board of Directors may be held without going through convocation procedures.
(Representative Directors and Directors with special titles)
     Article 22. Representative Directors shall be appointed by resolution of the Board of Directors.
     2. One (1) Chairman of the Board, one (1) Vice-Chairman of the Board, one (1) President, and a small number of Vice-Presidents, Senior Executive Directors and Executive Directors may be respectively appointed by resolution of the Board of Directors.
     3. The Company may appoint a small number of Director-Advisors by resolution of the Board of Directors.

(Advisors)
     Article 23. The Board of Directors may by its resolution appoint a small number of Advisors to the Company.
(Authorized convocator and Chairman of meeting of the Board of Directors)
     Article 24. Unless otherwise established by laws or ordinances, meetings of the Board of Directors shall be convened by the Chairman of the Board or the President by resolution of the Board of Directors, and he shall act as the Chairman.
     2. If an accident should befall the Chairman of the Board and the President, then the Board of Directors shall follow the order prescribed in advance, and other Directors shall convene a meeting of the Board of Directors and act as the Chairman.
(Method of resolution of Board of Directors)
     Article 25. A resolution of the Board of Directors shall be carried by a majority of the Directors in attendance who may participate in the resolution.
     2. When the conditions of Article 370 of the Corporate Law have been fulfilled, the Company shall consider a resolution of the Board of Directors to have been carried.
(Regulations of the Board of Directors)
     Article 26. In addition to matters established by laws or ordinances or by these Articles of Incorporation, the management of the Board of Directors and other matters related to it shall be governed by the Regulations of the Board of Directors established by the Board of Directors.
(Compensation of Directors, etc.)
     Article 27. Remuneration, bonuses and other property benefits received from the Company as compensation for services rendered (hereinafter, “compensation, etc.”) shall be determined by resolution of the General Meeting of Shareholders.
(Exemption of the Directors from liability)
     Article 28. The Company may, as provided for in Article 426, Paragraph 1 of the Corporate Law, exempt Directors (including former Directors) from liabilities for damages arising from failure to perform their duties to the extent permitted by law or regulation, by resolution of the Board of Directors.
(Liability limitation agreement with external Director)
     Article 29. The Company may enter into agreements with external Directors, which limit the amount of liability for damages arising from failure to perform their duties pursuant to Article 427, paragraph 1 of the Corporate Law; provided, however, that the maximum amount of liability for damages under such agreement shall be an amount of at least 20 million yen decided in advance or the amount stipulated by laws or ordinances, whichever is higher.

Chapter V. Statutory Auditors and the Board of Statutory Auditors
(Number of Statutory Auditors)
     Article 30. The Company shall have no more than four (4) Statutory Auditors.
(Method of electing Statutory Auditors)
     Article 31. Statutory Auditors shall be elected by resolution at a General Meeting of Shareholders.
     2. A resolution for the election of a Statutory Auditor shall be carried by a majority of voting rights of the shareholders in attendance who hold at least one-third of voting rights of the shareholders who can exercise their voting rights.
(Efficacy of resolution for the election of substitute Statutory Auditors)
     Article 32. The term for which a resolution for the election of substitute Statutory Auditors shall remain in effect pursuant to Article 329, Paragraph 2 of the Corporate Law shall be until the start of the Ordinary General Meeting of Shareholders related to the last business year to conclude within four years of their election, as long as this period is not shortened by the resolution in question.
(Term of office of Statutory Auditors)
     Article 33. The term of office of Statutory Auditors shall expire upon the conclusion of the Ordinary General Meeting of Shareholders related to the last business year to conclude within four years of their election.
     2. The term of office of the Statutory Auditors elected as substitutes for Statutory Auditors who have left office before the expiration of their term shall be until the term of office of the Statutory Auditors who have left office would expire.
(Full-time Statutory Auditors)
     Article 34. Full-time Statutory Auditors shall be appointed by resolution of the Board of Statutory Auditors.
(Notification of convocation of a meeting of the Board of Statutory Auditors)
     Article 35. Notification of the convening of a meeting of the Board of Statutory Auditors shall be issued to each Statutory Auditor at least two (2) days prior to the meeting date. However, when there is an urgent need, this period may be shortened.
     2. A meeting of the Board of Statutory Auditors may be held without going through convocation procedures with the consent of all of the Statutory Auditors.
(Regulations of the Board of Statutory Auditors)
     Article 36. In addition to matters established by laws or ordinances or by these Articles of Incorporation, the management of the Board of Statutory Auditors and other matters related to it shall be governed by the Regulations of the Board of Statutory Auditors established by the Board of Statutory Auditors.
(Compensation of Statutory Auditors, etc.)
     Article 37. The compensation of Statutory Auditors, etc., shall be determined by resolution of the General Meeting of Shareholders.
(Exemption of Statutory Auditors from liability)
     Article 38. The Company may, as provided for in Article 426, Paragraph 1 of the Corporate Law, exempt Statutory Auditors (including former Statutory Auditors) from liabilities for damages arising from failure to perform their duties to the extent permitted by law or regulation, by resolution of the Board of Directors.
(Liability limitation agreement with external Statutory Auditor)
     Article 39. The Company may enter into agreements with external Statutory Auditors, which limit the amount of liability for damages arising from failure to perform their duties pursuant Article 427, paragraph 1 of the Corporate Law, provided, however, that the maximum amount of liability for damages under such agreement shall be an amount of at least 20 million yen decided in advance or the amount stipulated by laws or ordinances, whichever is higher.

Chapter VI. Accounting Auditors
(Method of electing Accounting Auditors)
     Article 40. Accounting Auditors shall be elected by resolution of the General Meeting of Shareholders.
(Term of office of Accounting Auditors)
     Article 41. The term of office of Accounting Auditors shall expire upon the conclusion of the Ordinary General Meeting of Shareholders related to the last business year to conclude within one year of their election.
     2. Unless there has been a specific resolution at the Ordinary General Meeting of Shareholders mentioned in the preceding paragraph, the Accounting Auditors shall be reelected at the Ordinary General Meeting of Shareholders in question.
Chapter VII. Accounting
(Business year)
     Article 42. The business year of the Company shall be from April 1 of each year through March 31 of the following year.
(Decision-making body for distribution of surplus, etc.)
     Article 43. All matters established in the items of Article 459, Paragraph 1 of the Corporate Law, such as the distribution of the Company’s surplus, shall be determined not by resolution of the General Meeting of Shareholders but by a resolution of the Board of Directors, unless otherwise established by laws or ordinances.
(Record date for the distribution of surplus)
     Article 44. The record date for the Company’s year-end dividends shall be March 31 of each year.
     2. The record date for the Company’s interim dividends shall be September 30 of each year.
     3. In addition to the preceding two paragraphs, the Company may make distribution of surplus by specifying a record date.
(Statute of limitations for dividends, etc.)
     Article 45. When a dividend asset is cash, the Company shall be relieved of its duty to pay such dividend asset if three full years have passed from the start date of said payment and the dividend asset has not been received.
     2. The cash mentioned in the preceding paragraph shall not accrue interest.
Supplementary provision
1.	(deleted)

2.	Adding Subsections 32 through 36 of Article 2 will become effective on the date on which the following is implemented: Article 1 of the supplementary provision of the “Law for Amending the Securities and Exchange Law, Etc.” (2006 Law No. 65). After this law is implemented, this supplementary provision will be deleted.